UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

U.S. Silica Holdings, Inc.

(Name of Issuer)

Common Stock, $0.01 Par Value

(Title of Class of Securities)

CUSIP No. 90346E 103

(CUSIP Number)

December 31, 2013

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 90346E 103	13G	Page 2 of 16 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): GGC USS Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 90346E 103	13G	Page 3 of 16 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Golden Gate Capital Opportunity Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 90346E 103	13G	Page 4 of 16 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): Golden Gate Capital Opportunity Fund-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 90346E 103	13G	Page 5 of 16 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): GGCOF Co-Invest, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 90346E 103	13G	Page 6 of 16 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): GGCOF Third-Party Co-Invest, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 90346E 103	13G	Page 7 of 16 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): GGC Co-Invest Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 90346E 103	13G	Page 8 of 16 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): GGC Opportunity Fund Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 90346E 103	13G	Page 9 of 16 Pages

1	NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): GGC Opportunity Fund Management GP, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. 90346E 103	13G	Page 10 of 16 Pages

Item 1(a)	Name of Issuer:

U.S. Silica Holdings, Inc. (the “Company”).

Item 1(b)	Address of Issuer’s Principal Executive Offices:

The Company’s principal executive offices are at 8490 Progress Drive, Suite 300, Frederick, Maryland 21701.

Item 2(a)	Name of Person Filing:

GGC USS Holdings, LLC (“GGC Holdings”), Golden Gate Capital Opportunity Fund, L.P. (“GGCOF”), Golden Gate Capital Opportunity Fund-A, L.P. (“GGCOF-A”), GGCOF Third Party Co-Invest, L.P. (“GGCOF Third Party Co-Invest”), GGCOF Co-Invest, L.P. (“GGCOF Co-Invest”), GGC Opportunity Fund Management, L.P. (“Fund GP”), GGCOF Co-Invest Management, L.P. (“Co-Invest GP”) and GGC Opportunity Fund Management GP, Ltd. (“Ultimate GP”) (collectively, the “Reporting Persons”).

The Reporting Persons have entered into a Joint Filing Agreement, dated February 14, 2014, a copy of which is attached as Exhibit A to this Statement, pursuant to which the Reporting Persons agreed to file this Schedule 13G and any amendments thereto jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Item 2(b)	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of each of the Reporting Persons is c/o Golden Gate Private Equity, Inc., One Embarcadero Center, 39th Floor, San Francisco, California 94111.

Item 2(c)	Citizenship:

The GGC Holdings is a limited liability company organized under the laws of the state of Delaware. The Funds, Fund GP and Co-Invest GP are limited partnerships organized under the laws of the Cayman Islands. Ultimate GP is an exempted company organized under the laws of the Cayman Islands.

Item 2(d)	Title of Class of Securities:

Common Stock, par value $0.01 per share (the “Common Stock”)

Item 2(e)	CUSIP Number:

90346E 103

CUSIP No. 90346E 103	13G	Page 11 of 16 Pages

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a	)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b	)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c	)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d	)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e	)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f	)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g	)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G).

(h	)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i	)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j	)	☐	Non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(k	)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Not applicable.

Item 4	Ownership:

(a)	Amount beneficially owned: In the aggregate, GGCOF, GGCOF-A, GGCOF Third Party Co-Invest, GGCOF Co-Invest, Fund GP, Co-Invest GP and Ultimate GP (together, the “Funds”) beneficially own 0 shares of Common Stock.

CUSIP No. 90346E 103	13G	Page 12 of 16 Pages

Percent of class: In the aggregate, the Reporting Persons beneficially own 0 shares of the Common Stock, or 0% of the total number of shares outstanding.

(b)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: 0

(ii)	shared power to vote or to direct the vote: 0

(iii)	sole power to dispose or to direct the disposition of: 0

(iv)	shared power to dispose or to direct the disposition of: 0

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not Applicable.

Item 8	Identification and Classification of Members of the Group:

Not Applicable.

Item 9	Notice of Dissolution of Group:

Not Applicable.

Item 10	Certification:

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2014

Golden Gate Capital Opportunity Fund, L.P.
Golden Gate Capital Opportunity Fund-A, L.P.
GGCOF Third-Party Co-Invest, L.P.

By:	GGC Opportunity Fund Management, L.P.
Its:	General Partner

By:	GGC Opportunity Fund Management GP, Ltd.
Its:	General Partner

/s/ David C. Dominik
By:	David C. Dominik
Its:	Director

GGC Opportunity Fund Management, L.P.
By:	GGC Opportunity Fund Management GP, Ltd.
Its:	General Partner

/s/ David C. Dominik
By:	David C. Dominik
Its:	Director

GGC Opportunity Fund Management GP, Ltd.
/s/ David C. Dominik
By:	David C. Dominik
Its:	Director

GGCOF Co-Invest, L.P.

By:	GGC Co-Invest Management, L.P.
Its:	General Partner

By:	GGC Opportunity Fund Management, L.P.
Its:	General Partner

By:	GGC Opportunity Fund Management GP, Ltd.

Its:	General Partner
/s/ David C. Dominik
By:	David C. Dominik
Its:	Director

GGC Co-Invest Management, L.P.

By:	GGC Opportunity Fund Management, L.P.
Its:	General Partner

By:	GGC Opportunity Fund Management GP, Ltd.

Its:	General Partner
/s/ David C. Dominik
By:	David C. Dominik
Its:	Director

GGC USS Holdings, LLC
/s/ David C. Dominik
By:	David C. Dominik
Its:	Authorized Signatory

Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Express, Inc. may be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 14, 2014

Golden Gate Capital Opportunity Fund, L.P.
Golden Gate Capital Opportunity Fund-A, L.P.
GGCOF Third-Party Co-Invest, L.P.

By:	GGC Opportunity Fund Management, L.P.
Its:	General Partner

By:	GGC Opportunity Fund Management GP, Ltd.
Its:	General Partner

/s/ David C. Dominik
By:	David C. Dominik
Its:	Director

GGC Opportunity Fund Management, L.P.
By:	GGC Opportunity Fund Management GP, Ltd.
Its:	General Partner

/s/ David C. Dominik
By:	David C. Dominik
Its:	Director

GGC Opportunity Fund Management GP, Ltd.
/s/ David C. Dominik
By:	David C. Dominik
Its:	Director

GGCOF Co-Invest, L.P.

By:	GGC Co-Invest Management, L.P.
Its:	General Partner

By:	GGC Opportunity Fund Management, L.P.
Its:	General Partner

By:	GGC Opportunity Fund Management GP, Ltd.

Its:	General Partner
/s/ David C. Dominik
By:	David C. Dominik
Its:	Director

GGC Co-Invest Management, L.P.

By:	GGC Opportunity Fund Management, L.P.
Its:	General Partner

By:	GGC Opportunity Fund Management GP, Ltd.

Its:	General Partner
/s/ David C. Dominik
By:	David C. Dominik
Its:	Director

GGC USS Holdings, LLC
/s/ David C. Dominik
By:	David C. Dominik
Its:	Authorized Signatory